UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _________________________________
FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2021
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 Codexis, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive
Redwood City, CA 94063
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code (650) 421-8100
Not Applicable
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading	Name of Each Exchange on Which Registered
Symbols(s)
Common Stock, par value $0.0001 per share	CDXS	The Nasdaq Global Select Market
 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01.	Entry into a Material Definitive Agreement.
On February 8, 2021, Codexis, Inc., (the “Company”) entered into a Lease Agreement (the “825 Industrial Lease”) between the Company and ARE-SAN FRANCISCO NO. 63, LLC (the “825 Industrial Landlord”) for the lease of approximately 36,593 rentable square feet of office space located at 825 Industrial Road, San Carlos, California (the “Premises”). The Premises are intended to serve as office and research and development laboratory space following the substantial completion by the 825 Industrial Landlord of certain tenant improvements on the Premises. The Company will continue to lease its headquarters and office and laboratory space in Redwood City, California.

The term of the 825 Industrial Lease will commence on the earlier of the date the 825 Industrial Landlord delivers the Premises to Company with the tenant improvements substantially completed, which is targeted for November 1, 2021, or the date the 825 Industrial Landlord would have delivered the Premises to the Company with the tenant improvements substantially completed but for delays caused by the Company (“Commencement Date”), and will end on the last day of the 120th full calendar month following the Commencement Date (“Base Term”). The Company has the one-time right to extend the Base Term of the 825 Industrial Lease for an additional five years at the then prevailing market rental rate, by giving the 825 Industrial Landlord written notice at least 10 months prior to the expiration of the Base Term. The Company also has a one-time right during the Base Term to expand the Premises to include certain expansion space as defined in the 825 Industrial Lease under terms and conditions specified in the 825 Industrial Lease.

The Company’s base rent for the 825 Industrial Lease is approximately $0.2 million per month, with annual increases of 3% multiplied by the base rent payable of the preceding year. In addition, the Company is responsible for certain operating expenses, property taxes and insurance costs as set forth in the 825 Industrial Lease. The Company is also obligated to provide a security deposit of approximately $0.4 million in the form of a letter of credit.

The Company will receive a one-time allowance of $175 per rentable square foot for certain tenant improvements to be completed by the 825 Industrial Landlord. In addition, the Company may elect to receive an additional tenant improvement allowance of $75 per rentable square foot for such tenant improvements, which additional tenant improvement allowance, if utilized by the Company, would be treated as a loan by the 825 Industrial Landlord to the Company to be amortized over the Base Term in equal monthly installments with interest at 8% per annum.

The 825 Industrial Lease also contains customary provisions allowing the 825 Industrial Landlord to terminate the 825 Industrial Lease if the Company fails to remedy a breach of certain of its obligations as set forth in the 825 Industrial Lease within specified time periods, or upon bankruptcy or insolvency of the Company.

The foregoing description of the 825 Industrial Lease is only a summary of the material terms of the 825 Industrial Lease, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the 825 Industrial Lease that will be filed as an exhibit to Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2021.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 9, 2021

CODEXIS, INC.

By:	/s/ Ross Taylor
Name:	Ross Taylor
Title:	Senior Vice President and Chief Financial Officer